UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

320 W. 37th Street, 13th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2015, the Board of Directors (the “Board”) of Snap Interactive, Inc. (the “Company”) increased the size of the Board from two (2) members to three (3) members and appointed Steven Fox, DDS, to the Board, effective May 22, 2015. Dr. Fox will serve as a director until the Company’s 2016 annual meeting of stockholders. Dr. Fox has not been appointed to any Board committees at this time.

Dr. Fox will be entitled to receive a cash fee for his service as a non-employee member of the Board and for his service on any committee of the Board of $15,000 and $2,500 per year, respectively. As additional consideration for his service on the Board, the Board awarded Dr. Fox a stock option representing the right to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to $0.20 per share of Common Stock, which was the fair market value of a share of Common Stock as of the close of market on May 22, 2015. The shares underlying the stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Dr. Fox is providing services to the Company on such dates. There are no arrangements or understandings between Dr. Fox and any other persons pursuant to which he was selected as a director. In addition, there are no transactions between the Company and Dr. Fox or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

On May 27, 2015, the Company issued a press release announcing Dr. Fox’s appointment as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated May 27, 2015, issued by Snap Interactive, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 27, 2015

SNAP INTERACTIVE, INC.

		By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated May 27, 2015, issued by Snap Interactive, Inc.

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